LEGENDS BUSINESS GROUP, INC.

Employment Agreement

THIS EMPLOYMENT AGREEMENT, entered into this 15th day of May, 2008 by and between LEGENDS BUSINESS GROUP, INC. (hereinafter "Company" or LGBS), and LARRY POWALISZ (hereinafter "Executive").

1. Employment, Duties and Acceptance

The Company shall employ the Executive and the Executive, by signing this Employment Agreement accepts said employment. Executive shall serve as the President and Chief Executive Officer of the Company and shall perform such duties and responsibilities for the Company, including as a member of the board of directors of the Company (the "Board"), as may be assigned to him by the Board and which are not inconsistent with the customary duties of a president and chief executive officer. During the Employment Term, the Executive shall devote substantially all of his/her business time, attention and energy, and his reasonable efforts (having due regard for the Company's business and development), to the interests and business of the Company and to the performance of his duties and responsibilities on behalf of the Company.

2. Term of Employment

Subject to the terms and conditions provided herein, this Agreement shall be in effect for a period of three years, commencing May 1, 2008 and expiring on May 1, 2011. If the Agreement is not terminated by either party, the Agreement shall continue year to year, unless either party to the Agreement gives written notice to the other of a desire to change, amend, modify or terminate the Agreement.

3. Compensation

During the term of this Agreement, Executive shall be paid at the annual rate of **$130,000.00** (one hundred and thirty thousand dollars). The payment of said Compensation shall be made in installment payments from time to time and in the manner paid to all management of the Company.

4. Benefits

While employed by Company, Executive shall be allowed to participate, on the same basis generally as other employees of the Company, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Company to Company's employees. Such benefits plans and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, pension plans and stock option plans. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such

benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

The Company shall pay or reimburse Executive for all necessary and reasonable expenses

5. Notices

Any notices, requests, or demands that are required to be given pursuant to or in connection with this Agreement shall be in writing, sent via certified mail and/or facsimile.

Notices to LGBS shall be sent to the following address:

Legends Business Group, Inc.
1375 Semoran Blvd Suite# 1005
Casselberry, FL 32707
Telephone Number: 407-263-4029
Facsimile Number: 407-263-3030

Notices to Larry Powalisz shall be sent to the following address:

Legends Business Group, Inc.
1375 Semoran Blvd Suite# 1005
Casselberry, FL 32707
Attn: Larry Powalisz
Telephone Number: 407-263-4029
Facsimile Number: 407-263-3030

6. Choice of Law and Venue

This Agreement is to be construed and governed by the laws of the State of Florida, without regard for the choice of law rules utilized in that state. Venue shall be proper in any court of competent jurisdiction.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date set forth below.

LEGENDS BUSINESS GROUP, INC.

Larry Powalisz, CEO
May 15, 2008

LARRY POWALISZ

Larry Powalisz
May 15, 2008